Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Corning Natural Gas Corporation, for the registration of 506,918 shares of its common stock and warrants for an additional 506,918 shares of its common stock, and to the incorporation by reference therein of our report dated December 22, 2006, with respect to the consolidated financial statements of Corning Natural Gas Corporation included in its Annual Report on Form 10-K for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

/s/  Rotenberg & Co., LLP

Rochester, New York
April 2, 2007